UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: June 29, 2004

(Date of earliest event reported)

TIVO INC.

(exact name of registrant as specified in its charter)

Commission File: 000-27141

Delaware	77-0463167
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

(Address of Principal executive offices, including zip code)

(408) 519-9100

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

First Amendment to the Loan and Security Agreement with Silicon Valley Bank

On June 29, 2004, we renewed our loan and security agreement with Silicon Valley Bank for an additional two years, whereby Silicon Valley Bank agreed to increase the amount of the revolving line of credit it extends to us from a maximum of $6 million to $15 million. The first amendment to the Silicon Valley Bank loan and security agreement also replaces the borrowing base requirement with a requirement that TiVo maintain a certain pre-determined Tangible Net Worth (as defined in the first amendment). The line of credit remains secured by a first priority security interest on all of our assets except for our intellectual property. The line of credit now bears interest at the greater of prime or 4.00% per annum, but in an event of default that is continuing, the interest rate becomes 3.00% above the rate effective immediately before the event of default. The first amendment also allows us to enter into foreign exchange forward contracts in which we may commit to purchase from or sell to Silicon Valley Bank a set amount of foreign currency. Otherwise, the terms of the loan and security agreement remain substantially the same as previously disclosed. The line of credit terminates and any and all borrowings are due on June 29, 2006, but may be terminated earlier by us without penalty upon written notice and prompt repayment of all amounts borrowed.

The first amendment to the Silicon Valley Bank loan and security agreement is filed as exhibit 10.1 to this current report on Form 8-K and is incorporated by reference in this report. The description of this document set forth in this current report is not complete and is qualified in its entirety by the provisions of the document itself.

ITEM 7. FINANCIAL STATEMENT, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(C) Exhibits:

Exhibit Number	Description
10.1	First Amendment to the Loan and Security Agreement, dated as of June 29, 2004, by and between TiVo Inc. and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: July 15, 2004	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	First Amendment to the Loan and Security Agreement, dated as of June 29, 2004, by and between TiVo Inc. and Silicon Valley Bank.